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                                  United States
                       Securities and Exchange Commission
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

          Date of report (Date of earliest event reported): May 9, 2005

                      Integrated Healthcare Holdings, Inc.
               (Exact Name of Registrant as Specified in Charter)

              Nevada                      0-23511               87-0412182
 (State or Other Jurisdiction     (Commission File Number)    (IRS Employer
         of Incorporation)                                   Identification No.)

         695 Town Center Drive, Suite 260, Costa Mesa, California 92626
               (Address of Principal Executive Offices) (Zip Code)

       Registrant's telephone number, including area code: (714) 434-9191

                     --------------------------------------

          (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial
Obligation or an Obligation under an Off-Balance Sheet Arrangement.

      On or about May 9, 2005, Integrated Healthcare Holdings, Inc. (the "Company") received a notice of default from Medical Provider Financial Corporation II ("Medical Provider"). Medical Provider is the lender to the Company under a $50 million acquisition loan, and a working capital non-revolving line of credit of up to $30 million, each of which has been issued pursuant to a Credit Agreement, dated as of March 3, 2005, to which the Company and Medical Provider are parties (the "Credit Agreement").

      In addition, each of Orange County Physicians Investment Network, LLC ("OCPIN"), Pacific Coast Holdings Investment, LLC, Ganesha Realty, LLC, and West Coast Holdings, LLC, which are parties to the Credit Agreement, has received a notice of default under the Credit Agreement.

      The notice of default asserts that (i) the Company failed to provide satisfactory evidence that the Company has received capital contributions of not less than $15,000,000, as required by Section 2.1(s) of the Credit Agreement,
(ii) the Company failed to prepay $5,000,000 by the Mandatory Prepay Date as required under Section 1.2(b)(ii) of the Credit Agreement, and (iii) a Material Adverse Effect has occurred under the Credit Agreement for reasons relating primarily to OCPIN's failure to fully fund its obligations under its Stock Purchase Agreement with the Company dated January 28, 2005 (as discussed further below in Item 8.01).

      Medical Provider has indicated that, as a consequence of the alleged events of default and for so long as such events are continuing, the interest rates applicable to the outstanding loans under the Credit Agreement will be increased to the Default Rate (as defined in the Credit Agreement), the line of credit facility is suspended as to additional advances (with any additional advances made at its discretion at the Default Rate), and all Obligations (as defined in the Credit Agreement), will be forthwith due and payable. The total principal and interest due and payable under the loans made under the Credit Agreement currently amount to approximately $63,937,333, which does not include possible additional amounts claimed by Medical Provider for unpaid interest at the Default Rate, attorneys' fees and costs, costs of collection, trustee's fees and costs, and other fees, charges and expenses paid or incurred by Medical Provider.

Item 8.01 Other Events.

      As previously disclosed, in January 2005 the Company entered into a Stock Purchase Agreement (the "SPA") with Orange County Physicians Investment Network, LLC ("OCPIN") pursuant to which OCPIN agreed to invest $30,000,000 in the Company in exchange for 108,000,000 shares of common stock of the Company. OCPIN has, to date, funded only $10,000,000 of this obligation under the SPA. The Company has, to date, issued 102,600,000 shares of common stock to OCPIN or others on its behalf.

      The Company has been negotiating with OCPIN to reach an agreement under which OCPIN's remaining obligations under the SPA will be paid; however, to date no such agreement has been reached. In the event that no settlement is reached with OCPIN, the Company anticipates that it will initiate litigation and/or arbitration against OCPIN to seek recovery of all amounts due to the Company under the SPA, return of shares, and other remedies. In addition, the Company may pursue actions available under Nevada and other applicable law, including but not limited to possible sale at public auction and/or forfeiture of shares already issued to OCPIN.

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Item 9.01 Financial Statements and Exhibits.

(c)   Exhibits.

Exhibit
Number                  Description

99.1 Credit Agreement, dated as of March 3, 2005, by and among the Company and its subsidiaries, Pacific Coast Holdings Investments, LLC and its members, and Medical Provider Financial Corporation II (incorporated by reference to Exhibit 99.6 of the Company's Form 8-K filed on March 14, 2005).

99.2 Stock Purchase Agreement, dated January 28, 2005, by and between the Registrant and Orange County Physicians Investment Network, LLC (incorporated by reference to Exhibit 99.2 of the Company's Form 8-K filed on February 2, 2005).


                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       Integrated Healthcare Holdings, Inc.

                                       By: /s/ Larry Anderson
                                       -----------------------------------------
                                       Name:    Larry Anderson
                                       Title:   President

Date: May 13, 2005